Exhibit (C)(5)

Preliminary Draft – Confidential Project Achieve Presentation to the Special Committee to the Board of Directors February 28, 2023 [***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b - 2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Preliminary Draft – Confidential

2022 financials are unaudited and subject to change. Unless otherwise specified, all projections reflect Company management estimates as of February 2023.

These materials have been prepared by Evercore Group L.L.C. ("Evercore") for the Special Committee of Arco Platform Limited (the "Company") to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Company.

These materials were compiled on a confidential basis for use by the Special Committee of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore.

These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates.

Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

EVERCORE / Seneca EVERCORE

Project Achieve

Preliminary Draft – Confidential Project Achieve Table of Contents Process Update Situation Overview Preliminary Valuation Analysis Potential Alternatives and Next Steps Appendix Section I II III IV

Preliminary Draft – Confidential I. Process Update

Preliminary Draft – Confidential Project Achieve Process Update Arco Platform Limited (NASDAQ: ARCE) (“Arco” or the “Company”) is an education - technology company that offers textbooks and virtual educational content, pedagogical consulting services, and financial solutions to K - 12 private schools in Brazil On November 30, 2022, Arco announced the receipt of a non - binding proposal from General Atlantic L.P. and Dragoneer Investment Group, LLC (the “Bidders”) to acquire all outstanding Class A shares not held by the Bidders or Oto Brasil de Sá Cavalcante and Ari de Sá Cavalcante Neto (the “Controlling Shareholders”) for US$11.00 per share (the “Offer Price”) Bidders collectively own 22% of Class A shares, or 9% of all common shares outstanding, and are holders of the US$150 million Convertible Notes due November 2028 (on an as - converted basis, class A ownership of 32%) Controlling Shareholders own 1% of Class A shares and 100% of the high - voting Class B shares (or 42% of all common shares outstanding) and have 88% voting control Controlling Shareholders signed a 90 - day exclusivity agreement (with automatic renewal) with the Bidders The Offer Price implies a 22% premium over the unaffected closing price of US$9.04 as of November 30, 2022 and an implied Transaction Value 1 of US ~$1.3bn and ~9.1x ’23E EBITDA 1 On January 26, 2023, Arco announced the formation of a Special Committee of four independent and disinterested directors and the engagement of Evercore / Seneca - Evercore and Skadden as the Special Committee’s financial and legal advisors, respectively Since January 27, 2023, Evercore / Seneca - Evercore has reviewed data provided by Arco management (CFO, Head of Investor Relations, and other FP&A), reviewing topics including: Sector dynamics, competitive landscape, and market opportunity Management’s 2023 budget and long - term financial projections, including an illustrative sensitivity scenario and benchmarking ag ainst equity research estimates Correspondence from disinterested shareholders with respect to the non - binding proposal Shareholder register and Class A and B outstanding share counts The non - disclosure agreement between the Company and the Bidders is pending execution and remains under review with the Bidder’s counsel Source: Arco filings, Arco management, Arco projections per Arco management, Refinitiv Eikon Note: Ownership data based on 38.526 million Class A shares and 27.401 million Class B basic shares outstanding as of 12/31/2 2 p ro forma for Isaac; as - converted basis assumes conversion into 5.172 million Class A shares. Voting control assumes 10 votes per Class B share 1. Based on 12/31 balance sheet and 2023E adj. EBITDA per Arco management 1 References to discussions with Arco management do not include the Controlling Shareholders, including Arco CEO Ari de Sá Cavalcante Neto

Preliminary Draft – Confidential

Process Timeline

Transaction-Related Events

- **11/30**: Announced receipt of non-binding proposal
- **December**: Management received inbounds from Class A disinterested shareholders regarding the non-binding proposal (4 letters; 11 requests for calls)
- **1/26**: Announced formation of a Special Committee and engagement of financial and legal advisors
- **1/27**: Commencement of Evercore due diligence
- **2/7**: Initial draft NDA sent to Bidders' counsel
- **2/8**: Received initial information request list from Bidders
- **2/22**: Special Committee review of Arco management's long-term projections
- **2/23**: Per Special Committee request after discussion with management and Evercore, management provided Evercore an illustrative Isaac sensitivity scenario
- **2/28**: Evercore to present a preliminary valuation analysis

November 2022	December 2022	January 2023	February 2023	March 2023

Company Events

- **12/1**: 3Q 2022 earnings release
- **1/3**: Isaac acquisition closed
- **2/14**:13-F filing deadline
- **3/21**: 4Q 2022 earnings (projected)

Evercore / Seneca Evercore
2
Project Achieve

Preliminary Draft – Confidential Project Achieve Evercore Evaluation Process In assisting the Special Committee’s review of Arco management’s long - term projections, Evercore / Seneca - Evercore have, among other things: Held calls with Arco management to better understand management’s views on sector dynamics, competitive landscape / market share, overall business plan and strategy, as well as Arco’s budgeting process, cadence, and format Reviewed publicly available and Arco management - provided information related to the Company that we deemed to be relevant, including equity research analyst estimates Reviewed Arco management - provided financials, including 2023 budget, consolidated long - term projections, standalone Isaac projections and illustrative sensitivity scenario, latest balance sheet, share count reconciliation, and supporting schedules / detailed break - outs Reviewed Arco management - provided documents, including Isaac acquisition SPA and 2028 Convertible Notes indentures Following the Special Committee’s review of Arco management’s long - term projections, we have conducted the below valuation analyses, using management - provided financials / long - term projections, except as otherwise noted: DCF analysis Public company trading analysis Precedent transactions Reference ranges: Arco’s 52 - week high - low, implied ranges from precedent premia paid, equity research 12 - month target price range 3

Preliminary Draft – Confidential II. Situation Overview

Preliminary Draft – Confidential

Arco Overview

(R$ in millions, except per-share values; "$" symbol indicates R$)

Business Overview

- Leading Brazilian K-12 platform providing print and digital educational content and technology solutions to private schools and students
  - Customers include 8,000 schools with 2m+ total students
- Operates across three segments:
  - **Core:** Collection of brands providing high quality content solutions for national K-12 curriculum requirements, through a personalized and interactive learning experience
  - **Supplemental:** Includes additional educational content for schools to offer as an addition to the Core curriculum (ESL, test prep, other discounted courses, etc.)
  - **Isaac:** Provides back-office financial and software solutions to schools; core product provides a "revenue guarantee" to schools in exchange for a portion of tuition fees

Financial and Valuation Snapshot

Equity Research Forecast (R$)[1]

	2022E	2023E
Revenue	$1,715	$2,368
% Growth	*39.2%*	*38.1%*
Adj. EBITDA[4]	$626	$754
% Margin	*36.5%*	*31.8%*
Adj. EBITDA - Capex	$450	$536
% Margin	*26.2%*	*22.6%*

Market Valuation (R$)[2]

Current Share Price (2/17/23)	$65.03
Diluted Shares Outstanding	68.88[3]
Equity Value	**$4,479**
Plus: Debt	3,552
Less: Unconsolidated Assets	(112)
Less: Cash	(639)
Total Enterprise Value	**$7,280**

Current Trading Multiples

	2022E	2023E
TEV / Revenue	4.2x	3.1x
TEV / Adj. EBITDA	11.6	9.7
TEV / Adj. EBITDA - Capex	16.2	13.6

Management Projections[5]

Revenue


'23E-'33E: 16% CAGR
'19A-'22E: 46% CAGR
$573
139
433
$1,002
161
841
$1,232
296
936
$1,775
394
1,381
$2,436
314
492
1,630
$3,009
514
605
1,890
$3,658
758
726
2,174
$4,419
1,069
872
2,478
$5,249
1,403
1,046
2,800
$6,084
1,758
1,245
3,080
$6,997
2,158
1,481
3,358
$8,034
2,612
1,763
3,660
$9,016
3,056
2,045
3,916
$9,914
3,453
2,310
4,151
$10,698
3,798
2,542
4,359
'19A '20A '21A '22E '23E '24E '25E '26E '27E '28E '29E '30E '31E '32E '33E
Core
Supplemental
Isaac

Adj. EBITDA


'23E-'33E: 19% CAGR
'19A-'22E: 46% CAGR
$209
$381
$431
$650
$736
$971
$1,245
$1,542
$1,884
$2,237
$2,613
$3,052
$3,426
$3,767
$4,065
'19A '20A '21A '22E '23E '24E '25E '26E '27E '28E '29E '30E '31E '32E '33E

Source: FactSet (2/17/23), Arco filings, Arco projections per Arco management

1. 2023E figures are pro forma for Isaac. Broker estimates include only those that are pro forma for Isaac (Itaú BBA & J.P. Morgan)
2. Reflects 12/31/22 unaudited financial data provided by Arco management
3. Calculated as basic shares plus accelerated vesting of RSUs, net dilution from options and holdback shares resulting from the Isaac acquisition; share count and dilution detail per Arco management; approach to Isaac holdback shares subject to ongoing review
4. Adj. EBITDA throughout this presentation (including for Arco and for Isaac, as the case may be) is EBITDA adjusted for stock-based compensation, one-time M&A expenses and other non-recurring expenses
5. Arco projections per Arco management. 2019A - 2022E exclude Isaac as the transaction was not completed until Jan. 2023

Evercore / Seneca Evercore
4
Project Achieve

Preliminary Draft – Confidential Project Achieve $12.53 $- $10 $20 $30 $40 $50 1/1/21 7/14/21 1/24/22 8/6/22 2/17/23 $11.00 / share proposal $12.53 $- $5 $10 $15 $20 11/25/22 12/23/22 1/20/23 2/17/23 $11.00 / share proposal Arco Stock Performance Over Time (10/6/22) Announced acquisition of remaining 75.1% stake in I saac Source: FactSet (2/17/23) (11/18/21) Announced $150mm investment from Bidders (5/24/21) Announced Q1’21 results, beating expectations on revenue but missing on EPS (1/26/23) Announced formation of Special Committee to evaluate the proposal (11/30/22) Received $11.00 / share proposal from Bidders Stock Price Performance (1/1/21 – Present) (US$) 5

Preliminary Draft – Confidential Project Achieve Arco Trading Performance vs. Select Peers Source: FactSet (2/17/23) Note: See appendix for peer group constituents 1. Reflects unaffected trading date; Arco announced receipt of the preliminary, non - binding proposal from General Atlantic and Dragoneer after market hours on 11/30/22 2. Reflects performance of Chegg, Kahoot and 2U, as other companies within the “Ed. Tech.” group were not yet trading Stock Price Performance TEV / NTM Adj. EBITDA Multiple Performance LatAm Ed. Services Ed. Tech. Publishers (72%) (41%) 34% (50%) (65%) (120%) (90%) (60%) (30%) - 30% 60% 90% 120% 1/1/21 7/14/21 1/24/22 8/6/22 2/17/23 6.4x 17.2x 8.7x 6.6x 9.7x - 10.0x 20.0x 30.0x 40.0x 50.0x 60.0x 70.0x 80.0x 90.0x 1/1/21 7/14/21 1/24/22 8/6/22 2/17/23 % Return Arco Vasta Ed. Tech. Publishers LatAm Ed. Services 1-Month Ago (6.8%) (2.7%) 3.4% 2.8% (4.8%) 11/30/22 38.6% 1.0% 0.9% (0.5%) (5.5%) 3-Months Ago 49.7% (4.0%) 2.6% 2.4% (12.4%) 6-Months Ago (20.3%) (18.6%) 1.1% (3.4%) (14.5%) 1-Year Ago (34.5%) (29.2%) (8.5%) 7.9% (21.7%) 2-Years Ago (65.1%) (72.9%) (83.1%) 17.3% (48.0%) 2 Δ in Multiple Arco Vasta Ed. Tech. Publishers LatAm Ed. Services Current 9.7x 6.4x 17.2x 8.7x 6.6x 1-Month Ago (0.7x) (0.4x) (0.2x) (0.3x) (0.2x) 11/30/22 2.5x (0.3x) (1.0x) (1.0x) (0.1x) 3-Months Ago 2.4x (0.9x) (0.8x) (0.9x) (0.4x) 6-Months Ago (1.0x) (1.6x) (1.1x) (1.0x) (0.5x) 1-Year Ago (2.9x) (3.7x) (3.3x) 0.4x (1.4x) 2-Years Ago (14.9x) (12.2x) NM 0.0x (7.3x) 1 1 6

Preliminary Draft – Confidential Project Achieve 2022A 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E Terminal Revenue $1,929 $2,436 $3,009 $3,658 $4,419 $5,249 $6,084 $6,997 $8,034 $9,016 $9,914 $10,698 $10,698 % Growth 51% 26% 24% 22% 21% 19% 16% 15% 15% 12% 10% 8% Adj. EBITDA $539 $736 $971 $1,245 $1,542 $1,884 $2,237 $2,613 $3,052 $3,426 $3,767 $4,065 $4,065 % Margin 28% 30% 32% 34% 35% 36% 37% 37% 38% 38% 38% 38% 38% CapEx $247 $224 $234 $262 $283 $321 $353 $402 $458 $514 $565 $610 $610 % of Revenue 13% 9% 8% 7% 6% 6% 6% 6% 6% 6% 6% 6% 6% Adj. EBITDA - CapEx $292 $513 $738 $982 $1,259 $1,563 $1,885 $2,211 $2,594 $2,912 $3,202 $3,455 $3,455 % Margin 15% 21% 25% 27% 29% 30% 31% 32% 32% 32% 32% 32% 32% Memo: Unlevered Free Cash Flow NOPAT $271 $427 $587 $660 $805 $969 $1,142 $1,342 $1,970 $2,166 $2,337 $2,217 (+) D&A 372 443 532 629 737 841 950 1,097 361 397 428 610 (-) CapEx (224) (234) (262) (283) (321) (353) (402) (458) (514) (565) (610) (610) (-) Capital Allocation - Credit (Isaac) (27) (60) (102) (64) (35) (87) (109) 75 61 69 76 - (-) Change in NWC (221) (240) (270) (309) (379) (426) (477) (535) (491) (449) (392) (149) Unlevered Free Cash Flow $172 $337 $484 $634 $807 $944 $1,104 $1,521 $1,386 $1,617 $1,839 $2,068 % Conversion 23% 35% 39% 41% 43% 42% 42% 50% 40% 43% 45% 51% Summary of Management Projections Source: Arco projections per Arco management; Arco historical financials per Arco management 1. 2022 financials and metrics are unaudited, subject to change and illustratively include Isaac as if the acquisition occurred on January 1, 2022 2. Terminal year assumes revenue, adjusted EBITDA and capital expenditures equal 2033E, depreciation & amortization equal capita l e xpenditures and Capital Allocation – Credit (Isaac) is $0 per management 3. NOPAT stands for Net Operating Profit After Tax 4. Cash outflow / inflow associated with Isaac using / receiving capital to fund credit 5. Terminal year change in net working capital calculated as 2033E change in working capital per % of revenue growth multiplied by perpetuity growth rate 6. Illustratively treats all stock - based compensation as a cash expense 6 1 (R$ in millions, "$" symbol indicates R$ throughout) 2 5 7 3 4

Preliminary Draft – Confidential Project Achieve 104% 64% 48% 41% 31% 25% 23% 21% 104% 60% 41% 35% 25% 19% 17% 17% 79% 49% 40% 36% 28% 23% 21% 20% % Growth $314 $514 $758 $1,069 $1,403 $1,758 $2,158 $2,612 $314 $503 $712 $960 $1,203 $1,438 $1,687 $1,966 $- $500 $1,000 $1,500 $2,000 $2,500 $3,000 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E Management Projections vs. Illustrative Sensitivity Scenario – Isaac Source: Arco projections per Arco management; illustrative sensitivity scenario requested by Special Committee after discussi on with management and advisors reflects illustrative adjustments to Arco projections per Arco management as of February 23, 2023 Note: Management projections throughout this presentation refer to data previously presented to the Special Committee on Febr uar y 22, 2023 1. Illustrative 2. Based on projected 2022E revenue as of October 2022 3. Adj. EBITDA throughout this presentation (including for Arco and for Isaac, as the case may be) is EBITDA adjusted for stock - bas ed compensation, one - time M&A expenses and other non - recurring expenses. October 2022 Adj. EBITDA includes projected cost synergies as of October 2022 4. Oct. 2022 projections are for illustrative comparisons only and are not serving as the basis for Evercore’s fairness and valu ati on analysis (R$ in millions, "$" symbol indicates R$ throughout) Revenue Management Projections Illustrative Sensitivity Scenario Oct. 2022 Projections 4 Illustrative Isaac sensitivity scenario illustrates the impact of a slower growth rate in the number of schools (total number of schools approximately 30% 1 lower by the end of the projection period) and some margin reduction vs. the management case 2 (12%) 11% 23% 28% 32% 35% 37% 39% (12%) 7% 19% 27% 32% 35% 37% 38% (6%) 10% 23% 31% 34% 35% 36% 37% % Margin ($38) $55 $174 $299 $449 $615 $798 $1,019 ($38) $34 $137 $255 $387 $500 $619 $751 ($200) $- $200 $400 $600 $800 $1,000 $1,200 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E Adj. EBITDA 3 8

Preliminary Draft – Confidential III. Preliminary Valuation Analysis

Preliminary Draft – Confidential

Preliminary Arco Valuation Analysis Summary (Subject to Ongoing Review)

(Metrics in R$, Share Prices in US$)

Key Metrics and Assumptions

			Metric	Multiples Low	Multiples High
Financial Analysis	DCF	WACC: 13.5% - 16.5% PGR: 4.0% - 5.0%			
Financial Analysis	Precedent Transactions	'22A Adj. EBITDA	R$650	10.0x	14.0x
Financial Analysis	Public Company Trading Analysis	'23E Adj. EBITDA	R$736	7.0x	12.0x
Financial Analysis	Public Company Trading Analysis	'23E Adj. EBITDA - CapEx	R$513	9.0x	15.0x
Reference	Premiums Paid	1 Day Premium as of 11/30/22 (Unaffected) 19%-55%			
Reference	Premiums Paid	4 Weeks Premium as of 11/30/22 (Unaffected) 25%-66%			
Reference	Analyst Price Targets	Range as of 2/17/23 (12-month Target)			
Reference	52-Week Range	Range as of 11/30/22 (Unaffected)			

Implied Equity Value Per Share


$10.02
$18.76
$11.37
$20.98
$12.30
$20.95
$6.60
$16.92
$5.09
$13.72
$10.72
$14.05
$11.29
$15.00
$17.00
$18.50
$7.99
$23.00
Management Projections
III. Sensitivity Scenario

Current Share Price: $12.53
Offer Price: $11.00
Unaffected Price: $9.04

Source: Arco projections per Arco management; illustrative sensitivity scenario requested by Special Committee after discussion with management and advisors reflects illustrative adjustments to Arco projections per Arco management as of February 23, 2023 illustrative adjustments to Arco projections per Arco management as of February 23, 2023
Note: Assumes BRL/USD spot exchange rate of 5.19 as of 2/17/23
Note: Metrics reflect actuals and projections per Arco management
Note: Fully diluted shares outstanding calculated as basic shares plus accelerated vesting of RSUs, net dilution from options and holdback shares resulting from the Isaac acquisition; share count and dilution detail per Arco management; approach to Isaac holdback shares subject to ongoing review

EVERCORE / Seneca EVERCORE
9
Project Achieve

Preliminary Draft – Confidential Project Achieve Preliminary Arco Discounted Cash Flow Analysis – Management Projections (US$) Implied Share Price Sensitivity – WACC and PGR Implied Adj. EBITDA Terminal Multiple – WACC and PGR Implied Adj. EBITDA - CapEx Terminal Multiple – WACC and PGR Perpetuity Growth Rate Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% $19.54 $19.87 $20.22 $20.59 $20.98 14.25% 17.00 17.26 17.54 17.82 18.13 15.00% 14.84 15.05 15.27 15.49 15.73 15.75% 12.98 13.15 13.32 13.50 13.69 16.50% 11.37 11.50 11.64 11.79 11.94 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% 5.9x 6.1x 6.2x 6.4x 6.5x 14.25% 5.5 5.6 5.8 5.9 6.0 15.00% 5.2 5.3 5.4 5.5 5.6 15.75% 4.8 4.9 5.0 5.1 5.2 16.50% 4.6 4.6 4.7 4.8 4.9 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% 7.0x 7.2x 7.3x 7.5x 7.7x 14.25% 6.5 6.7 6.8 7.0 7.1 15.00% 6.1 6.2 6.3 6.5 6.6 15.75% 5.7 5.8 5.9 6.0 6.2 16.50% 5.4 5.5 5.6 5.7 5.8 WACC Source: Arco projections per Arco management Note: Assumes BRL/USD spot exchange rate of 5.19 as of 2/17/23 Note: Illustrative analysis assumes a 12/31/22 transaction date and reflects 12/31/22 balance sheet figures provided by manag eme nt Note: Assumes D&A equal to CapEx and a 34% tax rate in the terminal year 10

Preliminary Draft – Confidential Project Achieve Preliminary Arco Discounted Cash Flow Analysis – Illustrative Sensitivity Scenario (US$) Implied Share Price Sensitivity – WACC and PGR Implied Adj. EBITDA Terminal Multiple – WACC and PGR Implied Adj. EBITDA - CapEx Terminal Multiple – WACC and PGR Perpetuity Growth Rate Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% $17.46 $17.76 $18.07 $18.41 $18.76 14.25% 15.15 15.39 15.63 15.89 16.17 15.00% 13.19 13.37 13.57 13.77 13.99 15.75% 11.49 11.64 11.80 11.96 12.13 16.50% 10.02 10.14 10.27 10.40 10.54 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% 5.9x 6.1x 6.2x 6.4x 6.5x 14.25% 5.5 5.6 5.8 5.9 6.0 15.00% 5.2 5.3 5.4 5.5 5.6 15.75% 4.8 4.9 5.0 5.1 5.2 16.50% 4.6 4.6 4.7 4.8 4.9 WACC Perpetuity Growth Rate 4.00% 4.25% 4.50% 4.75% 5.00% 13.50% 7.0x 7.2x 7.3x 7.5x 7.7x 14.25% 6.5 6.7 6.8 7.0 7.1 15.00% 6.1 6.2 6.3 6.5 6.6 15.75% 5.7 5.8 5.9 6.0 6.2 16.50% 5.4 5.5 5.6 5.7 5.8 WACC Source: Illustrative sensitivity scenario requested by Special Committee after discussion with management and advisors reflec ts illustrative adjustments to Arco projections per Arco management as of February 23, 2023 Note: Assumes BRL/USD spot exchange rate of 5.19 as of 2/17/23 Note: Illustrative analysis assumes a 12/31/22 transaction date and reflects 12/31/22 balance sheet figures provided by manag eme nt Note: Assumes D&A equal to CapEx and a 34% tax rate in the terminal year 11

Preliminary Draft – Confidential Project Achieve TEV / '22E EBITDA TEV / '23E EBITDA TEV / '22E EBITDA - CapEx TEV / '23E EBITDA - CapEx 8.5x 28.1x 20.3x 23.5x 9.3x 10.9x 8.7x 7.8x 7.5x 9.0x 7.0x 7.1x 4.7x 6.4x 25.5x 17.4x 20.9x 9.7x 9.5x 8.6x 8.6x 7.6x 7.7x 6.1x 6.2x 4.3x 25.0x 36.5x 24.1x 24.4x 13.9x 15.2x 13.5x 13.5x 11.9x 15.3x 10.8x 10.4x 7.1x 8.8x 33.6x 22.0x 21.9x 10.8x 12.5x 12.5x 12.5x 12.5x 15.4x 9.5x 8.0x 6.4x Preliminary Public Company Trading Analysis Ed. Tech. LatAm Ed. Services Publishers Max Mean Median Min Max Mean Median Min Max Mean Median Min Reflects only Pearson due to absence of estimates for John Wiley and Scholastic Source: FactSet (2/17/23), Company filings, press releases 12

Preliminary Draft – Confidential Project Achieve Preliminary Precedent Transaction Analysis (US$ in millions) Ed. Tech. Publishers LatAm Ed. Services Aug-22 Aug-21 Oct-18 Jun-22 Dec-18 Feb-22 Feb-19 Jun-21 Feb-21 Mar-21 May-19 $3,375 $5,295 $725 $200 $314 $2,666 $250 $4,500 $113 $141 $414 20.6x 19.3x 14.4x 8.0x 7.0x 14.4x 9.9x 9.7x 9.2x 9.7x 17.5x 12.5x 12.0x 12.5x Source: Company filings, press releases Note: Non - US transaction values converted into USD based on the spot rate at the time the transaction was announced 1. Reflects 2022E EBITDA multiple; estimate based on 2023E mgmt. guidance of revenue growth and EBITDA margin; TEV is net of ta x benefit 2. Reflects Adj. EBITDA, calculated as EBITDA plus deferred revenue less deferred costs 3. Reflects Adj. EBITDA from continuing operations 4. Calculated using FY2018 adjusted EBITDA 1 4 Ann. Date TEV Target Acquiror 2 3 K12 Courseware COC 13

Preliminary Draft – Confidential IV. Potential Alternatives and Next Steps

Preliminary Draft – Confidential Project Achieve Next Steps: Potential Responses to General Atlantic / Dragoneer Proposal Focus Areas ■ Response formulation ■ Framework for any potential process (due diligence, other potentially interested parties, etc.) ■ Analyze founder dynamics and General Atlantic / Dragoneer existing investment ■ When / if to provide access to additional data and / or management for further due diligence ■ Consider alternative counterparties ■ Prepare for 4Q 2022 earnings and potential market reaction Potential Response Considerations ■ Makes clear that current offer is not in a range that would be acceptable ■ If they revert with improved offer, Options 2 and 3 are still available to further negotiate/improve offer ■ No invitation to submit revised proposal potentially increases the risk of escalation Option 1: Reject Proposal Without Clear Path to Engagement Option 2: Qualified Engagement without Price Guidance “The Special Committee has concluded that your proposal does not form the basis for further discussion” “The Special Committee believes your proposal does not adequately value Arco” “However, we would be willing to provide limited additional data to help you see more value” ■ Provide limited value - related due diligence (e.g. long - term projections) ■ Could lose leverage for a price increase, absent parallel market check with other potential counterparties ■ Signaling effect with regard to current offer price Option 3: Qualified Engagement with Price Guidance “The Special Committee believes your proposal does not adequately value Arco” “If you were to provide a revised proposal at a price of at least $[X], we would be willing to provide additional information to help you see more value” ■ Same as Option 2 ■ Additionally, communicating a specific price may accelerate process timing, but may limit upside ■ If a price is articulated by Arco, consider potential steps if General Atlantic / Dragoneer counters with a lower price ■ May be premature before further engagement with Options 1 or 2 14

Preliminary Draft – Confidential Project Achieve Illustrative Potential Counterparties Financial Counterparties 15 [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***] [***]

Preliminary Draft – Confidential

Illustrative Strawman Timeline and Preparation Considerations

FEBRUARY

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28				

MARCH

S	M	T	W	T	F	S
			1	2	3	4
5	6	7	8	9	10	11
12	13	14	15	16	17	18
19	20	21	22	23	24	25
26	27	28	29	30	31	

APRIL

S	M	T	W	T	F	S
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30						

Feb. 28: Special Committee Meeting

Mar. 21: 4Q 2022 Earnings (Projected)

	General Atlantic / Dragoneer Timeline	Other Potential Counterparties Timeline
February 28:	- Arco SC meeting	
March 1 – March 15:	- Provide feedback to General Atlantic / Dragoneer - Depending on response, finalize NDA and provide limited due diligence access - Conduct shareholder listening tour in parallel	
March 15 – April 14:	- If General Atlantic / Dragoneer engagement is constructive, facilitate additional due diligence access - Management discussions, full data room review, functional calls	- Call additional potential buyers if General Atlantic / Dragoneer engagement is constructive - Collect indications of interest - Negotiate NDAs - Facilitate due diligence, including management discussions, full data room review and functional calls
April 17 – May 5:	- Non-binding proposal from General Atlantic / Dragoneer - Negotiation on price, as appropriate - Enter into negotiations on definitive documentation	- Non-binding proposal(s) (late in the week) - Negotiation on price, as applicable - Enter into negotiations on definitive documentation
Week of May 8:	- Announce transaction as appropriate	- Announce transaction as appropriate

Key Diligence Items

- Business due diligence
  - Virtual data room
  - Financial forecasts
  - Management discussions
  - Functional calls, as appropriate
  - 4Q 2022 results
- Legal documentation
  - Finalize NDA
  - Definitive documentation

Evercore / Seneca Evercore
16
Project Achieve

Preliminary Draft – Confidential Appendix

Preliminary Draft – Confidential A. Additional Analyses

Preliminary Draft – Confidential Project Achieve Preliminary Premiums Paid Analysis % Premium Prior to Announcement Date 1 Day 4 Weeks 55% 44% 36% 19% 75 th Percentile Mean Median 25 th Percentile 66% 51% 36% 25% Source: Thomson Reuters SDC (2/17/23), FactSet (2/17/23) Note: Includes all - cash transactions announced since 1/1/2018 with equity value between $500mm - $3bn involving a target in the Am ericas, where 100% of target’s shares were acquired. Excludes FIG, real estate and energy industries 17

Preliminary Draft – Confidential Project Achieve Firm Latest Target Date Price Target Time Period Rating Price Target 12/22/22 12 month Overweight 12/1/22 12 month Neutral 12/27/22 12 month Neutral 12/2/22 12-18 month Overweight 12/1/22 12 month Outperform 12/1/22 12 month Buy $18.50 $18.00 $18.00 $17.00 $17.00 $17.00 Analyst Price Targets and Ratings Source: Wall street research (US$) 18

Preliminary Draft – Confidential

Preliminary WACC Analysis

Cost of Equity and WACC Calculation

	Market Risk Premium: Historical					Market Risk Premium: Supply Side				
	Arco	Vasta	Ed. Tech.	Publishers	LatAm Ed. Services	Arco	Vasta	Ed. Tech.	Publishers	LatAm Ed. Services
Risk Free Rate[1]	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%
Unlevered Beta [2]	0.84	0.60	1.02	0.79	0.79	0.84	0.60	1.02	0.79	0.79
Debt / Equity Ratio [3]	46.5%	46.4%	12.7%	17.9%	73.1%	46.5%	46.4%	12.7%	17.9%	73.1%
Tax Rate [4]	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%
Levered Beta [5]	1.09	0.79	1.11	0.88	1.17	1.09	0.79	1.11	0.88	1.17
Market Risk Premium [6]	7.2%	7.2%	7.2%	7.2%	7.2%	6.4%	6.4%	6.4%	6.4%	6.4%
Size Premium [7]	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%	1.4%
Country Risk Premium [8]	2.6%	2.6%	2.6%	2.6%	2.6%	2.6%	2.6%	2.6%	2.6%	2.6%
Cost of Equity (Pre-Inflation)	**15.8%**	**13.6%**	**15.9%**	**14.3%**	**16.4%**	**14.9%**	**13.0%**	**15.0%**	**13.6%**	**15.4%**
Long-Term Inflation (US) [9]	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
Long-Term Inflation (Brazil) [10]	3.6%	3.6%	3.6%	3.6%	3.6%	3.6%	3.6%	3.6%	3.6%	3.6%
Cost of Equity[11]	**17.6%**	**15.4%**	**17.7%**	**16.1%**	**18.2%**	**16.7%**	**14.8%**	**16.8%**	**15.4%**	**17.2%**
After-tax Cost of Debt	10.5%	10.5%	10.5%	10.5%	10.5%	10.5%	10.5%	10.5%	10.5%	10.5%
Equity to Total Cap.	68.3%	68.3%	88.8%	84.8%	57.8%	68.3%	68.3%	88.8%	84.8%	57.8%
WACC[12]	**15.4%**	**13.9%**	**16.9%**	**15.3%**	**14.9%**	**14.8%**	**13.4%**	**16.1%**	**14.6%**	**14.4%**

Sensitivity Analysis – WACC and Cost of Equity

CoE - Historical Premium

Unlevered Beta	Debt / Equity Ratio: 25.0%	50.0%	75.0%
0.60	14.8%	15.5%	16.2%
0.80	16.5%	17.4%	18.4%
1.00	18.2%	19.4%	20.6%

CoE - Supply Side Premium

Unlevered Beta	Debt / Equity Ratio: 25.0%	50.0%	75.0%
0.60	14.2%	14.8%	15.5%
0.80	15.7%	16.5%	17.4%
1.00	17.2%	18.2%	19.3%

WACC - Historical Premium

Unlevered Beta	Debt / Equity Ratio: 25.0%	50.0%	75.0%
0.60	13.9%	13.8%	13.8%
0.80	15.3%	15.1%	15.0%
1.00	16.6%	16.4%	16.3%

WACC - Supply Side Premium

Unlevered Beta	Debt / Equity Ratio: 25.0%	50.0%	75.0%
0.60	13.4%	13.4%	13.3%
0.80	14.6%	14.5%	14.4%
1.00	15.9%	15.7%	15.5%

Source: Bloomberg (2/17/23), FactSet (2/17/23), Company filings
1. 20-Yr US Treasury Bond Yield 2. Unlevered Beta = Adjusted Beta / (1 + (1 - Tax Rate) * (Debt / Equity)) 3. Excludes future payouts agreed to as part of prior acquisition agreements 4. Tax rate per Arco management 5. Levered Beta = Unlevered Beta * (1 + (1 - Tax Rate) * (Debt / Equity)) 6. Per 2023 Kroll Cost of Capital Calculator 7. Per 2023 Kroll Cost of Capital Calculator 8. Reflects EMBI+ Risco-Brasil index as of 2/17/23 9. Federal Reserve long-term inflation target 10. Brazilian Central Bank – Expectations System 11. CoE= (1 + (Risk Free Rate + (Market Risk Premium * Levered Beta) + Size Premium + Country Risk Premium) * (1 + Brazil Long-Term Inflation) / (1 + US Long-Term Inflation) – 1 12. WACC = CoE* Equity to Total Cap. + After-tax Cost of Debt * (1 - Equity to Total Cap)

EVERCORE / Seneca EVERCORE
19
Project Achieve

Preliminary Draft – Confidential

Preliminary Peer Set Beta Benchmarking

(US$ in millions)

Company	MEV	TEV	Total Debt[1]	Adjusted Beta[2]	Unlevered Beta[3]	Total Debt / Equity[1]
Arco	$863	$1,403	$401	1.09	0.84	46.5%
Vasta	$337	$536	$156	0.79	0.60	46.4%
Education Technology						
PowerSchool	$4,920	$5,526	$744	1.24	1.11	15.1%
Instructure	3,919	4,229	496	0.97	0.88	12.7%
Duolingo	4,357	3,757	-	1.02	1.02	-
Chegg	2,223	2,366	1,200	1.06	0.76	54.0%
Coursera	2,341	1,561	-	1.35	1.35	-
2U	806	1,575	936	1.56	0.84	116.1%
Kahoot	948	850	-	1.07	1.07	-
Mean				**1.18**	**1.01**	**28.3%**
Median				**1.07**	**1.02**	**12.7%**
Publishers						
Pearson	7,958	9,033	1,425	0.79	0.70	17.9%
John Wiley & Sons	2,598	3,543	1,064	1.03	0.79	40.9%
Scholastic	1,642	1,359	-	1.14	1.14	-
Mean				**0.99**	**0.88**	**19.6%**
Median				**1.03**	**0.79**	**17.9%**
LatAm Ed. Services						
Cogna	$803	$2,196	$986	1.09	0.60	122.7%
Laureate	1,783	1,971	125	1.14	1.08	7.0%
Afya	1,197	1,611	282	1.13	0.97	23.6%
YDUQS	460	1,284	794	1.23	0.57	172.5%
Mean				**1.15**	**0.81**	**81.4%**
Median				**1.13**	**0.79**	**73.1%**

Source: Bloomberg (2/17/23), FactSet (2/17/23), Company filings
Note: Assumes BRL/USD spot exchange rate of 5.19 as of 2/17/23
1. Excludes future payouts agreed to as part of prior acquisition agreements 2. Adjusted Beta = (2/3)*Raw Beta + (1/3)*1 3. Unlevered Beta = Adjusted Beta / (1 + (1 - Tax Rate) * (Debt / Equity))

EVERCORE / Seneca EVERCORE
20
Project Achieve

Preliminary Draft – Confidential Project Achieve 2022A 2023E 2024E 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E Terminal Revenue $1,929 $2,436 $2,999 $3,612 $4,310 $5,050 $5,763 $6,526 $7,388 $8,202 $8,972 $9,661 $9,661 % Growth 51% 26% 23% 20% 19% 17% 14% 13% 13% 11% 9% 8% Adj. EBITDA $539 $736 $950 $1,208 $1,498 $1,821 $2,122 $2,433 $2,784 $3,117 $3,409 $3,671 $3,671 % Margin 28% 30% 32% 33% 35% 36% 37% 37% 38% 38% 38% 38% 38% CapEx $247 $224 $234 $259 $276 $311 $340 $383 $432 $468 $512 $551 $551 % of Revenue 13% 9% 8% 7% 6% 6% 6% 6% 6% 6% 6% 6% 6% Adj. EBITDA - CapEx $292 $513 $716 $949 $1,222 $1,510 $1,782 $2,050 $2,352 $2,649 $2,898 $3,120 $3,120 % Margin 15% 21% 24% 26% 28% 30% 31% 31% 32% 32% 32% 32% 32% Memo: Unlevered Free Cash Flow NOPAT $271 $406 $559 $651 $764 $892 $1,024 $1,166 $1,792 $1,960 $2,111 $2,002 (+) D&A 372 443 532 629 737 841 956 1,103 328 359 386 551 (-) CapEx (224) (234) (259) (276) (311) (340) (383) (432) (468) (512) (551) (551) (-) Capital Allocation - Credit (Isaac) (27) (51) (84) (42) (12) (51) (65) 51 45 50 55 - (-) Change in NWC (221) (241) (273) (316) (381) (430) (481) (539) (407) (385) (345) (202) Unlevered Free Cash Flow $172 $324 $474 $646 $796 $913 $1,051 $1,348 $1,290 $1,472 $1,656 $1,800 % Conversion 23% 34% 39% 43% 44% 43% 43% 48% 41% 43% 45% 49% Summary of Illustrative Sensitivity Scenario Source: Illustrative sensitivity scenario requested by Special Committee after discussion with management and advisors reflec ts illustrative adjustments to Arco projections per Arco management as of February 23, 2023; Arco historical financials per Arco management 1. 2022 financials and metrics are unaudited, subject to change and illustratively include Isaac as if the acquisition occurred on January 1, 2022 2. Terminal year assumes revenue, adjusted EBITDA and capital expenditures equal 2033E, depreciation & amortization equal capita l e xpenditures and Capital Allocation – Credit (Isaac) is $0 per management 3. NOPAT stands for Net Operating Profit After Tax 4. Cash outflow / inflow associated with Isaac using capital to fund credit 5. Terminal year change in net working capital calculated as 2033E change in working capital per % of revenue growth multiplied by perpetuity growth rate 6. Illustratively treats all stock - based compensation as a cash expense 6 1 (R$ in millions, "$" symbol indicates R$ throughout) 2 5 21 3 4

Preliminary Draft – Confidential

Preliminary Public Trading Company Analysis

(US$ in millions, except per-share values)

Company	Share Price 2/17/23	Market Equity Value	TEV	TEV / Revenue 2022E	TEV / Revenue 2023E	TEV / EBITDA 2022E	TEV / EBITDA 2023E	TEV / EBITDA - CapEx 2022E	TEV / EBITDA - CapEx 2023E	Revenue Growth 2022E	Revenue Growth 2023E	EBITDA Margin 2022E	EBITDA Margin 2023E
Arco (Mgmt. Projections)	**$12.53**	**$863**	**$1,403**	**3.8x**	**3.0x**	**13.5x**	**9.9x**	**25.0x**	**14.2x**	**34%[1]**	**26%**	**28%**	**30%**
Arco (Consensus)	**12.53**	**863**	**1,403**	**4.2**	**3.1**	**11.6**	**9.7**	**16.2**	**13.6**	**34%[1]**	**38%**	**36%**	**32%**
Vasta	$4.07	$337	$536	2.3x	1.9x	8.5x	6.4x	25.0x	8.8x	20%[1]	20%	27%	29%
Education Technology													
PowerSchool	$23.68	$4,920	$5,526	8.8x	7.9x	28.1x	25.5x	36.5x	33.6x	13%	10%	31%	31%
Instructure	26.52	3,919	4,229	8.9	8.1	23.5	20.9	24.4	21.6	17%	10%	38%	39%
Duolingo	91.34	4,357	3,757	10.3	8.2	nm	nm	nm	nm	46%	26%	2%	5%
Chegg	16.36	2,223	2,366	3.1	3.1	9.3	9.7	16.0	21.9	(7%)[2]	(2%)	33%	32%
2U	9.41	806	1,575	1.6	1.6	12.6	10.0	13.9	10.8	(2%)[3]	3%	13%	16%
Coursera	13.11	2,341	1,561	3.0	2.6	nm	nm	nm	nm	26%	15%	na	na
Kahoot	1.89	948	850	5.8	4.8	28.0	21.0	29.5	22.1	21%[4]	21%	21%	23%
			Mean	**5.9x**	**5.2x**	**20.3x**	**17.4x**	**24.1x**	**22.0x**	**16%**	**12%**	**23%**	**24%**
			Median	**5.8x**	**4.8x**	**23.5x**	**20.9x**	**24.4x**	**21.9x**	**17%**	**10%**	**26%**	**27%**
Publishers													
Pearson	$11.01	$7,958	$9,033	2.0x	1.9x	10.9x	9.5x	15.2x	12.5x	5%[5]	8%	19%	20%
John Wiley & Sons	45.28	2,598	3,543	1.7	1.7	7.8	7.6	na	na	0%	1%	22%	23%
Scholastic	45.83	1,642	1,359	0.8	na	7.5	na	11.9	na	17%	na	11%	na
			Mean	**1.5x**	**1.8x**	**8.7x**	**8.6x**	**13.5x**	**12.5x**	**7%**	**4%**	**17%**	**21%**
			Median	**1.7x**	**1.8x**	**7.8x**	**8.6x**	**13.5x**	**12.5x**	**5%**	**4%**	**19%**	**21%**
LatAm Education Services													
Cogna	$0.42	$803	$2,196	2.3x	2.1x	8.2x	7.0x	12.6x	9.6x	(6%)	12%	28%	29%
Laureate	10.76	1,783	1,971	1.6	1.5	6.0	5.3	7.1	6.4	13%	9%	27%	27%
Afya	13.11	1,197	1,611	3.6	3.1	9.0	7.7	15.3	15.4	16%[6]	16%	40%	40%
YDUQS	1.56	460	1,284	1.5	1.4	4.7	4.3	8.2	6.5	5%	7%	31%	32%
			Mean	**2.2x**	**2.0x**	**7.0x**	**6.1x**	**10.8x**	**9.5x**	**7%**	**11%**	**31%**	**32%**
			Median	**2.0x**	**1.8x**	**7.1x**	**6.2x**	**10.4x**	**8.0x**	**9%**	**11%**	**29%**	**31%**

Source: Arco projections per Arco management, FactSet (2/17/23), Company filings, press releases
Note: Assumes BRL/USD spot exchange rate of 5.19 as of 2/17/23
Note: Arco 2022 financials and metrics are unaudited, subject to change and illustratively include Isaac as if the acquisition occurred on January 1, 2022

1. Reflect 2022 cycle reported organic growth
2. Pro forma for Chegg's acquisition of Busuu
3. Pro forma for 2U's acquisition of edX
4. Pro forma revenue growth per management
5. Reflects Pearson's reported underlying revenue growth, which excludes currency movements and portfolio changes
6. 9M organic YoY % growth

EVERCORE / Seneca EVERCORE
22
Project Achieve

Preliminary Draft – Confidential B. Proposal Summary

Preliminary Draft – Confidential Project Achieve Summary of General Atlantic / Dragoneer Proposal On November 30, 2022, Arco Platform Limited (NASDAQ: ARCE) (“Arco” or the “Company”) announced the receipt of a non - binding proposal from General Atlantic L.P. and Dragoneer Investment Group, LLC (the “Bidders”) to acquire all outstanding Class A shares not held by the Bidders or Oto Brasil de Sá Cavalcante and Ari de Sá Cavalcante Neto (the “Controlling Shareholders”) Bidders collectively own 22% of Class A shares, or 9% of all common shares outstanding, and are holders of the US$150 million Convertible Notes due November 2028 (on an as - converted basis, class A ownership of 32%) Preliminary Non - Binding Proposal Terms: US$11.00 per share Implied ~22% premium (based on closing price of US$9.04 on November 30, 2022) Implied transaction value 1 of ~US$1.3bn Implied multiple of ~9.1x ’23E EBITDA 1 Equity roll or cash consideration financed by the Bidders The Controlling Shareholders support the proposal and would roll 100% of their Class A and Class B shares Controlling Shareholders own 1% of Class A shares and 100% of the high - voting Class B shares (or 42% of all common shares outstanding) and have 88% voting control, and would maintain the same economic and voting interest in the Company Controlling Shareholders signed an exclusivity agreement with the Bidders and do not intend to pursue a transaction with any third party Source: Arco filings, Arco Management, Arco projections per Arco management, Refinitiv Eikon Note: Ownership data based on 38.526 million Class A shares and 27.401 million Class B basic shares outstanding as of 12/31/2 2 p ro forma for Isaac; as - converted basis assumes conversion into 5.172 million Class A shares. Voting control assumes 10 votes per Class B share 1. Based on 12/31 balance sheet and 2023E adj. EBITDA per Arco management 23